EXHIBIT 10.18
YAHOO! INC.
CHANGE IN CONTROL EMPLOYEE SEVERANCE PLAN
FOR
LEVEL I AND LEVEL II EMPLOYEES
               The Company hereby adopts the Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
SECTION 1. DEFINITIONS. As hereinafter used:
               1.1 “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
               1.2 “Board” means the Board of Directors of the Company.
               1.3 “Cause” shall mean that the Eligible Employee has: (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition), which failure or negligence continues for a period of 10 business days after a written demand for performance is delivered to the Eligible Employee by the Board, which specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) been convicted of or pled nolo contendere to a felony; or (c) materially and willfully breached any agreement with the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.
               1.4 A “Change in Control” shall be deemed to mean the first of the following events to occur after the Effective Date:
(a)	any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(b)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(d)	the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(e)	the occurrence of any transaction or series of transaction deemed by the Board or the Plan Administrator to constitute a change in control of the Company under this Section 1.4.
               1.5 “Change in Control Protection Period” shall mean the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.
               1.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

               1.7 “Company” means Yahoo! Inc., its subsidiaries or any successors thereto.
               1.8 “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws.
               1.9 “Effective Date” shall mean February 12, 2008.
                1.10 “Eligible Employee” means any Level I Employee or Level II Employee, who is employed on the date of a Change in Control, other than: (i) an employee who has entered into a separation agreement with the Company prior to a Change in Control; (ii) interns, casual or temporary employees; and (iii) employees on a fixed-term employment agreement.
               1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               1.13 “Good Reason” means (a) a substantial adverse alteration in the Eligible Employee’s duties or responsibilities from those in effect immediately prior to the Change in Control (including in the case of a Level I Employee who reports directly to the chief executive officer of the Company immediately prior to a Change in Control, if, after such Change in Control, such Level I Employee no longer reports directly to the chief executive officer of a public company); (b) a reduction in the Eligible Employee’s annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time); (c) a material reduction in the Eligible Employee’s annual target bonus opportunity as of immediately prior to the Change in Control; or (d) the relocation of the Eligible Employee’s principal place of employment to a location more than 35 miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations as of immediately prior to the Change in Control. The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that the Eligible Employee provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.
                1.14 “Level I Employee” means any full-time employee of the Company or its subsidiaries with the job level immediately prior to a change in control of: E4, E5 or EX.
                1.15 “Level II Employee” means any full-time employee of the Company or its subsidiaries with the job level immediately prior to a change in control of E3.

               1.16 “Plan” means the Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees, as set forth herein, and as it may be amended from time to time.
               1.17 “Plan Administrator” means the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.
               1.18 “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c)	any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(d)	the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
               1.19 “Potential Change in Control Period” means the period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of the: (i) consummation of the Change in Control or (ii) one-month anniversary of the abandonment of the transaction or series of transactions that constitute a Potential Change in Control (as determined by the Plan Administrator in its sole discretion).
               1.20 “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any subsidiary thereof, other than for Cause, death or Disability or (b) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, following a Change in Control and during the Change in Control Protection Period, other than a termination of an Eligible Employee’s employment by the Company as part of a global integration after a Change in Control when such Eligible Employee is rehired by the Company as part of such integration.
               1.21 “Severance Date” means the date on which an Eligible Employee incurs a Severance.

SECTION 2. CHANGE IN CONTROL SEVERANCE BENEFITS
               2.1 Generally. Subject to Sections 2.7, 2.8, 4 and 6.2 hereof, each Eligible Employee shall be entitled to the greater of either the: (a) severance payments and benefits pursuant to the applicable provisions of Section 2 of this Plan if such Eligible Employee incurs a Severance during the Change in Control Protection Period or (b) severance benefits under any negotiated severance agreement between such Eligible Employee and the Company (if applicable). With respect to an Eligible Employee who is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), such benefits under this Plan shall be reduced dollar-for-dollar by any benefits received pursuant to the WARN Act.
               2.2 Payment of Accrued Obligations. Subject to Sections 2.8, 4 and 6.2 hereof, the Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment in cash, paid in accordance with applicable law, as soon as practicable but no later than 10 days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (b) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.
               2.3 Level I Employees. Each Level I Employee who incurs a Severance during the Change in Control Protection Period shall be entitled to (i) continuation of his or her annual base salary, as in effect immediately prior to the Severance Date (or, if higher, as in effect on the date on which the Change in Control occurs), for twenty-four (24) months following the Severance and (ii) payment of up to $15,000 (payable in equivalent local currency with respect to Eligible Employees outside the United States) for outplacement services utilized by the Eligible Employee within twenty-four (24) months following the Severance Date, such reimbursement to be paid not later than the end of the calendar year following the year in which the expense is incurred.
               2.4 Level II Employees. Each Level II Employee who incurs a Severance during the Change in Control Protection Period shall be entitled to (i) continuation of his or her annual base salary, as in effect immediately prior to the Severance Date (or, if higher, as in effect on the date on which the Change in Control occurs), for eighteen (18) months following the Severance, and (ii) payment of up to $15,000 (payable in equivalent local currency with respect to Eligible Employees outside the United States) for outplacement services utilized by the Eligible Employee within twenty-four (24) months following the Severance Date, such reimbursement to be paid not later than the end of the calendar year following the year in which the expense is incurred.
               2.5 Acceleration of Vesting. In addition to the benefits provided pursuant to Sections 2.3, 2.4 and 2.6 hereof (as applicable), each Level I and Level II Employee who incurs a Severance during the Change in Control Protection Period shall be entitled to full vesting of all stock options, restricted stock units and any other equity-

based awards granted or assumed by the Company outstanding as of the Severance Date (whether or not such award was outstanding as of the Effective Date); provided, however, that this Section 2.5 shall not apply with respect to a grant or award of stock options, restricted stock units or any other equity-based compensation made after the Effective Date if the agreement granting or awarding the applicable stock options, restricted stock units or any other equity-based compensation provides that the grant shall not be subject to the provisions of this Section 2.5.
               2.6 Benefit Continuation. In the case of each Eligible Employee who incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the period set forth below (the “Welfare Benefit Continuation Period”), the Company shall provide to each such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) all Company-paid benefits under any group health plan or dental plan of the Company (as in effect immediately prior to such Eligible Employee’s Severance Date) for which Eligible Employees of the Company are eligible, to the same extent as if such Eligible Employee had continued to be an Eligible Employee of the Company during the Welfare Benefit Continuation Period. To the extent that such Eligible Employee’s participation in Company benefit plans is not practicable, the Company shall arrange to provide, at the Company’s sole expense, such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) with equivalent health and dental benefits under an alternative arrangement during the Welfare Benefit Continuation Period. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the Severance Date, and shall run concurrently with the Welfare Benefit Continuation Period. The Welfare Benefit Continuation Period shall be for a number of months equal to the number of months (including fractions thereof) during which the Eligible Employee receives base salary continuation payments pursuant to this Section 2.
               2.7 Release; Restrictive Covenants; Benefit Commencement Date. No Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2 hereof) unless, within forty-five (45) days following such Employee’s Severance Date, he or she first executes a Release (substantially in the form of Exhibit A hereto, or in such other form as is required to comply with applicable law) in favor of the Company and others set forth on said Exhibit A, or in such other form as is required to comply with applicable law, relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of the Employee’s employment, and such Release becomes effective and has not been revoked by the employee by the fifty-fifth (55th) day following the date of termination. Provided that the Eligible Employee executes the Release in accordance with the requirements of this Section 2.7, any payments or other benefits under the Plan shall commence (the “Benefit Commencement Date”) on or before the sixtieth (60th) business day following the Severance Date; all payments or benefits accrued during the period between the Severance Date and Benefit Commencement Date shall be provided in full on the Benefit Commencement Date. If the Eligible Employee does not execute and return such Release such that it does not become effective within the aforesaid period, the Eligible Employee shall cease to be entitled to any payments or benefits under this Plan. In addition, payment and other benefits under this Plan shall cease as of the date that the Eligible Employee breaches any of the provisions of such Eligible Employee’s Confidentiality, Proprietary Information and Assignment of Inventions Agreement, or other similar agreement.
               2.8 409A. Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Eligible Employee’s termination of employment with the Company will be made to the Eligible Employee unless the Eligible Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Eligible Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Eligible Employee’s death, if the Eligible Employee is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to the Eligible Employee in a lump sum upon expiration of such six-month period (or if earlier upon the Eligible Employee’s death). It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Eligible Employee to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.
SECTION 3. PLAN ADMINISTRATION.
               3.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
               3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
               3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

               3.4 Following the occurrence of a Change in Control, the Company may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided, however, if any such individual ceases to be affiliated with the Company, the Company may appoint another individual or individuals as Plan Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who (a) were officers of the Company immediately prior to the Change in Control, (b) were directors of the Company immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control or (c) were selected or approved by an officer or director described in clause (a) or (b).
SECTION 4. LIMITATION ON BENEFITS. If any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received pursuant to the Plan or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the salary continuation payments provided under Section 2.3 or 2.4, as applicable, shall first be reduced (and thereafter, if necessary, the accelerated vesting provided in Section 2.5 shall be reduced) to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Eligible Employee after taking into account the Excise Tax and any additional taxes the Eligible Employee would pay if such payments and benefits were not reduced.
SECTION 5. PLAN MODIFICATION OR TERMINATION. The Plan may not be terminated during the Potential Change in Control Period or during the Change in Control Protection Period. The Plan may be amended by the Board at any time; provided, however, that during the Potential Change in Control Period and the Change in Control Protection Period, the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee, except that, notwithstanding the foregoing, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to Section 409A of the Code. For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator during the Change in Control Protection Period to cause an Eligible Employee to no longer be designated as a Level I Employee or Level II Employee, or to decrease the payments or benefits for which an Eligible Employee is eligible, and (b) any amendment to Section 3.4 or this Section 5 during the Change in Control Protection Period shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.
SECTION 6. GENERAL PROVISIONS.
               6.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
               6.2 If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
               6.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
               6.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
               6.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.
               6.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
               6.7 The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
               6.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address.
               6.9 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

               6.10 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.
SECTION 7. CLAIMS, INQUIRIES, APPEALS.
               7.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
c/o Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Attention: Head of Human Resources
               7.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.
This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
               7.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator
c/o Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Attention: Head of Human Resources
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
               7.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.
               7.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
               7.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

EXHIBIT A
FORM OF RELEASE
(To be signed on or after the Separation Date)
     In return for payment of severance benefits pursuant to the Yahoo! Inc. Change in Control Severance Plan for Level I and Level II Employees (the “Plan”), as amended, I hereby generally and completely release the Yahoo, Inc. (the Company”) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and California Fair Employment and Housing Act (as amended), the California Family Rights Act (as amended), California Labor Code section 1400 et. seq. and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement.
     This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to claims under California Labor Code section 2802 and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.
     I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the California Family Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.
     I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by this employment termination program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); (d) I have at least forty-five (45) days from the date that I receive the Disclosures to consider this Release (although I may choose to sign it any time on or after my Separation Date); (e) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”); and (f) this Release will not be effective until I have signed it and returned it to the Company’s Human Resources Department and the Revocation Period has expired (the “Effective Date”).
     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

[name]

Date

13